Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, February 4, 2005	Mark W. Sheahan (612) 623-6656

GRACO ACQUIRES GUSMER CORPORATION AND GUSMER EUROPE, S.L.

MINNEAPOLIS, MN (February 4, 2005) – Graco Inc. (NYSE: GGG) announced today that it has purchased, from affiliates of PMC Global, Inc. of Sun Valley California, the stock of Gusmer Corporation, based in Lakewood, New Jersey, for $45 million cash. In a related transaction, Graco also acquired the stock of Gusmer Europe S.L., based in Vilanova, Spain, for $20 million cash. Gusmer Corporation and Gusmer Europe S.L. (“Gusmer”) had combined sales of approximately $43 million in 2004.

Gusmer is a leading designer and manufacturer of specialized two component dispense equipment systems, as well as replacement parts used in the operation of its equipment. Its dispense equipment systems are designed specifically for use with multiple component formulations such as polyesters, polyureas, polyurethanes and epoxies. Polyurea and epoxy coatings are used to coat concrete in new construction, metal tanks, cargo beds and metal substrates. Polyurethane is used for insulation, packaging, flotation devices and many other products.

Graco’s President and Chief Executive Officer David Roberts said, “Gusmer is a well respected company that we have been interested in acquiring for several years. The company is recognized for its plural component dispensing equipment used in the construction, transportation and marine industries to apply insulation, protective coating, sealant and anti-corrosive materials. Founded in 1961, Gusmer has a strong quality brand reputation in its markets. The company has approximately 250 employees worldwide, including an experienced management team. Gusmer’s products, brands and engineering capabilities highly complement Graco’s core businesses, creating an opportunity to leverage each company’s unique strengths and create future sales and net earnings growth.”

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

PMC Global, Inc. is a diversified industrial company with extensive holdings in chemicals, pharmaceuticals, electronics and machinery worldwide. Greif & Co., a Los Angeles-based investment bank, represented PMC Global in this transaction.

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this report and any other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Exhibit 99 to the Company’s Annual Report on Form 10-K for fiscal year 2003 for a more comprehensive discussion of these and other risk factors.

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